Exhibit 99.1

                     Spherix Reports First Quarter Results


    BELTSVILLE, Md., May 13 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX), today reported a net loss of $547,000, $0.05 per share, on sales of $5.1 million for the three months ended March 31, 2004, compared to a net loss of $686,000, $0.06 per share, on sales of $4.4 million for the same period in 2003. An increase in revenue of $632,000, or 14%, between years was largely driven by two new government contracts that the Company won late in 2003 and by an increase in the ReserveWorld reservation business.

    In March of this year, the Company also purchased six state and county government reservation contracts and won a multi-million dollar Federal Retirement Thrift Investment Board ("FRTIB") contract. The FRTIB contract consists of one base year and four option years, and is scheduled to begin in July of this year.

    The Company has increased its InfoSpherix marketing efforts, with a strong focus on government contact center and reservation business. This increase in marketing costs, as well as the increase in the overhead base related to the relocation of the Cumberland operations to a larger facility, was offset by the decrease in legal expenses following the November 2003 arbitration settlement with Arla Foods amba of Denmark, for which the Company incurred approximately $315,000 in such expenses during the first quarter of 2003.

    The Company also announced that it has leased a new facility for June 2004 occupancy for its BioSpherix Division in accordance with plans to grow that unit as a stand-alone entity.

    The President and CEO of Spherix, Thomas W. Gantt, stated, "Our first quarter results show a clear picture of movement toward profitability. The new multi-million dollar, multi-year contracts we have recently won and acquired continue to increase our core business."


                            Three Months Ended March 31,
                                 2004            2003
    Revenue                 $ 5,052,634     $ 4,420,782
    Operating expense         5,591,676       5,119,088
    Loss from operations    $ (539,042)     $ (698,306)
    Net loss                $ (547,401)     $ (686,388)
    Net loss per share      $    (0.05)     $    (0.06)


    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

    Spherix's Internet address is http://www.spherix.com.



SOURCE  Spherix Incorporated
    -0-                             05/13/2004
    /CONTACT: Richard Levin of Spherix Incorporated, +1-301-419-3900, or rlevin@spherix.com/
    /Web site:  http://www.spherix.com/
    (SPEX)

CO:  Spherix Incorporated
ST:  Maryland
IN:  BIO MTC HEA
SU:  ERN